Exhibit 4.1

2000 SANTA LUCIA BANK
STOCK OPTION PLAN

1.                                      Purpose of the Plan.

The purpose of this 2000 Santa Lucia Bank Stock Option Plan (the “Plan”) is to advance the interests of the Bank through providing select Participants with the opportunity to acquire Shares.  By encouraging such stock ownership, the Bank seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to Directors and Employees of the Bank or any Affiliate to promote the success of the business.

2.                                      Definitions.

As used herein, the following definitions shall apply:

(a)                                  “Affiliate” shall mean any “parent corporation” or “subsidiary corporation” of the Bank, as such terms are defined in Section 424(e) and (f), respectively, of the Code, and any other subsidiary corporations of a parent corporation of the Bank.

(b)                                 “Agreement” shall mean a written agreement entered into in accordance with Paragraph 5(c).

(c)                                  “Award” shall mean an Option evidenced by a written agreement entered into in accordance with Paragraph 5(c).

(d)                                 “Bank” shall mean Santa Lucia Bank.

(e)                                  “Board” shall mean the Board of Directors of the Bank.

(f)                                    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)                                 “Committee” shall mean the Stock Option Committee appointed by the Board in accordance with Paragraph 5(a) hereof.

(h)                                 “Common Stock” shall mean the common stock, no par value, of the Bank.

(i)                                     “Continuous Service” shall mean the absence of any interruption or termination of service as an Employee or Director of the Bank or an Affiliate.  Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Bank or between the Bank, an Affiliate or a successor.

(j)                                     “Director” shall mean any member of the Board, and any member of the board of directors of any Affiliate that the Board has by resolution designated as being eligible for participation in this Plan.

(l)                                     “Non-Employee Director” shall mean any member of the Board who is a “non-employee director” within the meaning of Rule 16b-3.

(m)                               “Effective Date” shall mean the date specified in Paragraph 13 hereof.

(n)                                 “Employee” shall mean any person employed by the Bank or an Affiliate who is an employee for federal tax purposes.

(o)                                 “Exercise Price” shall mean the price per Optioned Share at which an Option may be exercised.

(p)                                 “ISO” means an option to purchase Common Stock which meets the requirements set forth in the Plan, and which is intended to be and is identified as an “incentive stock option” within the meaning of Section 422 of the Code.

(q)                                 “Market Value” shall mean the fair market value of the Common Stock, as determined under Paragraph 7(b) hereof.

(r)                                    “Non-ISO” means an option to purchase Common Stock which meets the requirements set forth in the Plan but which is not intended to be and is not identified as an ISO.

(s)                                  “Option” means an ISO and/or a Non-ISO.

(t)                                    “Optioned Shares” shall mean Shares subject to an Award granted pursuant to this Plan.

(u)                                 “Participant” shall mean any Employee, Director or other person who receives an Award pursuant to the Plan.

(v)                                 “Plan” shall mean this 2000 Santa Lucia Bank Stock Option Plan.

(w)                               “Rule 16b-3” shall mean Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

(x)                                   “Share” shall mean one share of Common Stock.

3.                                      Term of the Plan and Awards.

(a)                                  Term of the Plan.  The Plan shall continue in effect for a term of 10 years from the Effective Date or the date the Plan is adopted by the Board (whichever period ends earlier), unless sooner terminated pursuant to Paragraph 15 hereof.  No Award shall be granted under the Plan after such 10 year term.

(b)                                 Term of Awards.  The term of each Award granted under the Plan shall be established by the Committee, but shall not exceed 10 years; provided, however, that in the case of an Employee who owns Shares representing more than 10% of the outstanding Common Stock at the time an ISO is granted, the term of such ISO shall not exceed five years, subject to the provisions of Section 8(e) hereof.

4.                                      Shares Subject to the Plan.

Except as otherwise required by the provisions of Paragraph 10 hereof, the aggregate number of Shares deliverable pursuant to Awards shall not exceed 90,000 Shares.  Such Shares will be authorized but unissued Shares.  If any Awards should expire, become unexercisable, or be forfeited, for any reason without having been exercised or become vested in full, the Optioned Shares shall, unless the Plan shall have been terminated, be available for the grant of additional Awards under the Plan.

5.                                      Administration of the Plan.

(a)                                  Composition of the Committee.  The Plan shall be administered by the Committee, which shall consist of not less than two (2) members of the Board who are Non-Employee Directors.  Members of the Committee shall serve at the pleasure of the Board.  In the absence at any time of a duly appointed Committee, the Plan shall be administered by those members of the Board who are Non-Employee Directors.

(b)                                 Powers of the Committee.  Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion (i) to select Participants and grant Awards, (ii) to determine the form and content of Awards to be issued in the form of Agreements under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, (v) to make other determinations necessary or advisable for the administration of the Plan.  The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time.  A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

(c)                                  Agreement.  Each Award shall be evidenced by a written agreement containing such provisions as may be approved by the Committee.  Each such Agreement shall constitute a binding contract between the Bank and the Participant, and every Participant, upon acceptance of such Agreement, shall be bound by the terms and restrictions of the Plan and of such Agreement.  The terms of each such Agreement shall be in accordance with the Plan.  In particular, the Committee shall set forth in each Agreement (i) the Exercise Price of an Option, (ii) the number of Shares subject to, and the expiration date of, the Award, (iii) the restrictions, if any, to be placed upon such Award, or upon Shares which may be issued upon exercise of such Award, and (iv) whether the Option is intended to be an ISO or a Non-ISO.

The Chairman of the Committee and such other Directors and officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Bank and to cause them to be delivered to the recipients of Awards.

(d)                                 Effect of the Committee’s Decisions.  All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

(e)                                  Indemnification.  In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Bank in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award, granted hereunder to the full extent provided for under the Bank’s governing instruments with respect to the indemnification of Directors.

6.                                      Grant of Options.

(a)                                  General Rule.  Only Employees and Directors shall be eligible to receive grants of Options pursuant to the Plan.

(b)                                 Special Rules for ISOs.  The aggregate Market Value, as of the date the option is granted, of the Shares with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all incentive stock option plans, as defined in Section 422 of the Code, of the Bank or any present or future Parent or Subsidiary of the Bank) shall not exceed $100,000.  Notwithstanding the foregoing, the Committee may grant Options in excess of the foregoing limitations, in which case such Options granted in excess of such limitations shall be Options which are Non-ISOs.

7.                                      Exercise Price for Options

(a)                                  Limits on Committee Discretion.  The Exercise Price as to any particular Option shall not be less than 100% of the Market Value of the Options Shares on the date of grant without taking into account any restrictions on the Optioned Shares.  In the case of an Employee who owns Shares representing more than 10% of the Bank’s outstanding Shares of Common Stock at the time an ISO is granted, the Exercise Price shall not be less than 110% of the Market Value of the Optioned Shares at the time the ISO is granted.

(b)                                 Standards for Determining Exercise Price.  If the Common Stock is listed on a national securities exchange (including NASDAQ National Market or Small Cap System) on the date in question, then the Market Value per Share will be the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the Exercise Price shall be the mean between the bid and asked price on such date.  If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the Market Value per Share shall be the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price.  If no such bid and asked price is available, then the Market Value per Share shall be its fair market value as determined by the Committee, in its sole and absolute discretion.

8.                                      Exercise of Options.

(a)                                  Generally.  Subject to (e) below, any Option granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Agreement granted to a Participant.  An Option may not be exercised for a fractional Share.

(b)                                 Procedure for Exercise. To the extent the right to purchase Shares has vested under a Participant’s Stock Option Agreement, options may be exercised from time to time by delivering payment in full at the Option Price for the number of Shares being purchased by either: (i) cash, certified check, official bank check or the equivalent thereof acceptable to the Bank; (ii) surrender of previously issued Shares of the Bank’s Common Stock having an aggregate fair market value on the date of exercise equal to the Option price; or (iii) a combination of (i) and (ii) above, together with written notice to the Secretary of the Bank identifying the Option or part thereof being exercised and specifying the number of Shares for which payment is being tendered.  The Bank shall deliver to the Optionee, which delivery shall be not less than fifteen (15) days and not more than thirty (30) days after the giving of such notice, without transfer or issue tax to the Optionee (or other person entitled to exercise the option) at the principal office of the Bank, or such other place as shall be mutually acceptable, a certificate or certificates for such Shares dated the date the options were validly exercised; provided, however, that the time of such delivery may be postponed by the Bank for such period as may be required for it with reasonable diligence to comply with any requirements of law.  If an Option covers incentive and non-statutory stock options, separate stock certificates shall be issued; one or more for stock acquired upon exercise of the incentive stock options and one or more for the stock acquired upon exercise of the non-statutory stock options.

(c)                                  Period of Exercisability.  Except to the extent otherwise provided in more restrictive terms of an Agreement, an Option may be exercised by a Participant only with respect to the vested portion of such Option and (in the case of an Employee or a Director) only while he is an Employee or Director and has maintained Continuous Service from the date of the grant of the Option, or within three months after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire), except if the Employee’s or Director’s Continuous Service terminates by reason of:

(1)                                  “Just Cause” which for purposes hereof shall mean termination because of the Employee’s or Director’s personal dishonesty (meaning material dishonesty with respect to any aspect of the Bank’s or an Affiliate’s affairs or business), incompetence (which actually results in substantial harm to the Bank or an Affiliate or which could reasonably be expected to result in such harm), willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, then the Participant’s rights to exercise such Option shall expire on the date of such termination;

(2)                                  Death, then all Options of the deceased Participant shall become immediately exercisable and may be exercised within one year from the date of his death (but not later than the date on which the Option would otherwise expire) by the personal representatives of his estate or person or persons to whom his rights under such Option shall have passed by will or by laws of descent and distribution;

(3)                                  Permanent and Total Disability (as such term is defined in Section 22(e)(3) of the Code), then all Options of the disabled Participant shall become immediately exercisable and may be exercised within one year from the date of such Permanent and Total Disability, but not later than the date on which the Option would otherwise expire.

(d)                                 Effect of the Committee’s Decisions.  The Committee’s determination whether a Participant’s Continuous Service has ceased, and the effective date thereof,

shall be final and conclusive on all persons affected thereby.

(e)                                  The vesting period of an Option shall be provided for in the Agreement and shall be determined in the sole discretion of the Committee.  The vesting periods for Options need not be identical.   Vesting shall cease immediately upon the termination of employment or directorship of an Optionee.  If an Optionee shall not in any given period exercise any of an Option which has become exercisable during that period, the Optionee’s right to exercise such part of the Option shall continue until expiration of the Option.

9.                                      Substitute Options.

Notwithstanding any other provisions of this Plan to the contrary, where the outstanding shares of another corporation are changed into or exchanged for shares of Common Stock of the Bank in a merger, consolidation, reorganization or similar transaction, then, subject to the approval of the Board, Options may be granted in exchange for unexercised, unexpired stock options of the other corporation, and the exercise price of the Optioned Shares subject to such Option so granted may be fixed at a price less than one hundred percent of the Market Value of the Common Stock at the time such Option is granted if said Exercise Price has been computed to be not less than the Exercise Price set forth in the stock option of the other corporation, with appropriate adjustment to reflect the exchange ratio of the shares of stock of the other corporation into the shares of Common Stock of the Bank.  The number of shares of the options of the other corporation shall also be adjusted in accordance with the exchange ratio so that any substituted Option shall reflect such adjustment.

10.                               Effect of Changes in Common Stock Subject to the Plan.

(a)                                  Recapitalizations; Stock Splits, Etc.  The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Awards (and the Exercise Price thereof), shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Bank which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Bank.

(b)                                 Transactions in which the Bank Is Not the Surviving Entity.  In the event of (i) the liquidation or dissolution of the Bank, (ii) a merger or consolidation in which the Bank is not the surviving entity,  (iii) the sale or disposition of all or substantially all of the Bank’s assets or (iv) a tender offer or acquisition by one person or a group of persons acting in concert of more than 50% of the Bank’s outstanding Shares (any of the foregoing to be referred to herein as a “Transaction”), the Committee shall notify each optionee of the pendency of the Transaction.  Upon delivery of said notice, any Award granted prior to the Transaction shall be, notwithstanding the provisions of Paragraph 8(e), exercisable in full and not only as to those Shares with respect to which installments, if any, have been accrued, subject, however, to earlier expiration or termination as provided elsewhere in the Plan.  Upon the date thirty (30) days after delivery of such notice, any option or portion thereof not exercised shall terminate, and upon the effective date of the Transaction, this Plan shall terminate, unless provision is made in connection with the Transaction for assumption of Options theretofore granted, or payment therefor, or substitution for such Options of new options covering stock of a successor corporation, or a parent or subsidiary corporation thereof, solely at the option of such successor corporation or parent or subsidiary corporation, with appropriate adjustments as to number and kind of shares and prices.  Notwithstanding the foregoing, if the Bank is the surviving entity in any such Transaction, the options shall not terminate.

(c)                                  Special Rule for ISOs.  Any adjustment made pursuant to subparagraphs (a) or (b) hereof shall be made in such a manner as not to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.

(d)                                 Conditions and Restrictions on New, Additional or Different Shares or Securities.  If, by reason of any adjustment made pursuant to this Paragraph, a Participant becomes entitled to new, additional or different shares of stock or securities, such new, additional or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Award before the adjustment was made.

(e)                                  Other Issuances.  Except as expressly provided in this Paragraph, the issuance by the Bank or an Affiliate of shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect and no adjustment shall be made with respect to, the number, class, Exercise Price of Shares then subject to Awards or reserved for issuance under the Plan.

11.                               Non-Transferability of Awards.

Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, or pursuant to the terms of a “qualified domestic relations order” (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder).  An Award may be exercised only by a Participant, the Participant’s personal representative or a permitted transferee.

12.                               Time of Granting Awards.

The date of grant of an Award shall, for all purposes, be the later of the date on which the Committee makes the determination of granting such Award, and the Effective Date.   Notice of the determination shall be given to each Participant to whom an Award is so granted within a reasonable time after the date of such grant.

13.                               Effective Date.

The Plan shall become effective immediately upon its approval by a favorable vote of stockholders owning at least a majority of the Shares eligible to be cast at a meeting duly held in accordance with applicable laws.

14.                               Modification of Awards.

At any time, and from time to time, the Board may authorize the Bank to direct execution of an instrument providing for the modification of any outstanding Award, provided no such modification shall confer on the holder of said Award any right or benefit which could not be conferred on him by the grant of a new Award at such time, or impair the Award without the consent of the holder of the Award.

15.                               Amendment and Termination of the Plan.

The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Awards, suspend or terminate the Plan.

Except for any changes that may be required to be made at the direction of the California Department of Financial Institutions in connection with a permit procedure under the Financial Code or such other state of federal regulator as may have jurisdiction over the insurance of shares by the Bank, shareholder approval must be obtained for any amendment of the Plan that would change the number of Shares subject to the Plan (except in accordance with Paragraph 10 above), change the category of persons eligible to be Participants, or materially increase the benefits under the Plan.

No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

16.                               Conditions upon Issuance of Shares.

(a)                                  Compliance with Securities Laws.  Shares of Common Stock shall not be issued with respect to any Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Shares may then be listed.

(b)                                 Special Circumstance.  The inability of the Bank to obtain approval from any regulatory body or authority deemed by the Bank’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Bank of any liability in respect of the non-issuance or sale of such Shares.

(c)                                  Committee Discretion.  The Committee shall have the discretionary authority to impose in Agreements such restrictions on Shares as it may deem appropriate or desirable.

17.                               Reservation of Shares.

The Bank, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

18.                               Withholding Tax.

The Bank’s obligation to deliver Shares upon exercise of Options shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment tax withholding obligations.  The Committee, in its discretion, may permit the Participant to satisfy the obligation, in whole or in part, by irrevocably electing to have the Bank withhold Shares, or to deliver to the Bank Shares that he already owns, having a value equal to the amount required to be withheld.  The value of Shares to be with withheld, or delivered to the Bank, shall be based on the Market Value of the Shares on the date the amount of tax to be withheld is to be determined.  As an alternative, the Bank may retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

19.                               No Employment or Other Rights.

In no event shall an Employee’s or Director’s eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Employee, Director, or any other party to continue service with the Bank, or any Affiliate of such corporations.

20.                               Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of California, except to the extent that federal law shall be deemed to apply.